Exhibit 16(a)

                               TRANSMITTAL LETTER

                        Auto-trol Technology Corporation
                          12500 North Washington Street
                           Denver, Colorado 80241-2400

                                _______ __, 2002

Dear Shareholder:

     As you may be aware, Auto-trol Technology Corporation ("Auto-trol" or the "Company") has been informed that ATTC, Inc., a Colorado corporation ("ATTC"), which will own in excess of ninety percent of the common stock of the Company, intends to merge ATTC with and into the Company, with the Company surviving. We expect that the merger will be completed in early spring 2002.

     We have been informed that the Board of ATTC and the shareholders of ATTC will adopt a plan of merger (the "Plan of Merger"), attached as Exhibit A, pursuant to which you will be entitled to receive $0.20 in cash, without interest, for each of your shares of common stock of the Company. ATTC will be controlled by Venhill Limited Partnership, which is controlled by Howard B. Hillman, Chairman of the Board of Directors, Chief Executive Officer, and President of the Company.

     The attached going private statement explains the proposed merger. Please read these materials carefully.

     Because this merger will occur pursuant to Section 7-111-104 of the Colorado Business Corporation Act (the "Act"), neither a recommendation of the Board of the Company nor a vote of the shareholders of the Company will be required to effect the merger. Shareholders will be entitled to exercise dissenters' rights pursuant to Article 7-113 of the Act.

     The board of directors reasonably believes that the terms and provisions of the Plan of Merger and the proposed merger are in the best interests of the Company and fair to the Company's unaffiliated shareholders, which means the holders of the Company stock other than ATTC.

                                            Sincerely,


                                            Major General William R. Usher
                                            Director


                                            J. Roderick Heller, III
                                            Director


This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities regulator nor has the Commission or any state securities regulator passed upon the fairness or merits of the transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.


On ______ __, 200_, this Going Private Statement was mailed to the shareholders who did not waive the mailing requirement under Section 7-111-104(4) of the Act.

                             GOING PRIVATE STATEMENT

                                    MERGER OF
                                   ATTC, INC.
                                  WITH AND INTO
                        AUTO-TROL TECHNOLOGY CORPORATION

     This Going Private Statement (the "Statement") is being furnished to all of the shareholders (collectively, the "Shareholders") of common stock of Auto-trol Technology Corporation, a Colorado corporation ("Auto-trol" or the "Company"), in connection with the proposed merger of ATTC, Inc., a Colorado corporation ("ATTC") with and into the Company, with the Company as the surviving entity, pursuant to that proposed plan of merger between the Corporation and ATTC (the "Plan of Merger"), attached as Exhibit A.

     The Plan of Merger does not involve a tender offer or proxy solicitation within the meaning of the federal securities laws; however, because of the possibility that the Plan of Merger will result in the deregistration of the common stock under the Securities Exchange Act of 1934, as amended, the Plan of Merger constitutes a so-called "going private transaction" within the meaning of those laws. This Statement is intended to comply with the going private rules of the Securities and Exchange Commission.

NEITHER THE PLAN OF MERGER NOR THIS STATEMENT HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OF MERGER OR THE ACCURACY OR ADEQUACY OF THIS STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                TABLE OF CONTENTS

                                                                            Page


SUMMARY TERM SHEET.............................................................1

   Questions and Answers About the Merger......................................1
   Summary.....................................................................2

THE PARTIES....................................................................5


SPECIAL FACTORS................................................................5

   Background of the Merger....................................................5
   Fairness of the Transaction.................................................6
   Benefits and Detriments of the Merger.......................................9
   Buyers' Purpose and Reasons for the Merger.................................10
   Interests of Certain Persons in the Merger; Certain
    Relationships.............................................................10
   Certain Effects of the Merger..............................................11
   Plans for Auto-trol After the Merger.......................................11
   Conduct of the Business of the Company If the Merger
    is Not Consummated........................................................12
   Accounting Treatment.......................................................12
   Financing of the Merger....................................................12
   Regulatory Requirements; Third Party Consents..............................12
   Material Federal Income Tax Consequences...................................12
   Tax Treatment to Buyers....................................................15
   Fees and Expenses..........................................................15

THE PLAN OF MERGER............................................................16

   The Merger, Merger Consideration...........................................16
   Treatment of Certain Shares Held by the Buyers.............................16
   The Exchange Fund; Payment for Shares of Auto-trol
    Common Stock..............................................................16
   Transfers of Common Stock..................................................17
   Treatment of Stock Options.................................................17
   Conditions.................................................................17

DISSENTERS' RIGHTS OF APPRAISAL...............................................18


CERTAIN MARKET INFORMATION....................................................21


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
    MANAGEMENT................................................................22


DIRECTORS AND MANAGEMENT......................................................23


FINANCIAL AND OTHER INFORMATION...............................................24


WHERE YOU CAN FIND MORE INFORMATION...........................................24


SHAREHOLDER MEETINGS AND PROPOSALS............................................25


AVAILABLE INFORMATION.........................................................25


EXHIBIT A:     Plan of Merger
EXHIBIT B:     Dissenters' Rights Statute
EXHIBIT C:     Notice of Dissenters' Rights
EXHIBIT D:     Notice of Payment Demand
EXHIBIT E:     Transmittal Form

                               SUMMARY TERM SHEET


Questions and Answers About the Merger


Q:   What is the proposed transaction?

A: Pursuant to the laws of Colorado governing the merger of a parent and a subsidiary, ATTC will be merged with and into Auto-trol, with Auto-trol surviving.

Q:   Who is ATTC and Venhill?

A: ATTC was formed in connection with the proposed merger by Howard B. Hillman, Chairman of the Board of Directors and President of Auto-trol, and certain of his affiliated entities including Venhill Limited Partnership, which will in the aggregate contribute 99.7% of Auto-trol's outstanding common stock. Venhill is owned beneficially by certain Hillman family trusts. All of ATTC, Venhill and Howard B. Hillman are sometimes referred to in this statement as the "Buyers." Depending on the context, Howard B. Hillman is sometimes identified as the natural person designated as representing the interests of the Buyers.

Q:   What will I receive in the merger?

A: Shareholders of Auto-trol, other than the Buyers and shareholders who dissent and seek appraisal of the fair value of their shares, will be entitled to receive $0.20 in cash, without interest, for each share of Auto-trol's common stock that they own. If you own stock options of Auto-trol, because all of the outstanding options of Auto-trol have exercise prices that exceed the $0.20 merger consideration, no outstanding option to acquire common stock will receive any payment under the Plan of Merger.

Q:   When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger in early spring 2002.

Q:   What are the income tax consequences of the merger to me?

A: The cash you receive for your shares generally will be taxable for federal and state income tax purposes. To review a brief description of the federal income tax consequences to shareholders, see pages ____ to ____.

Q: What conflicts of interest does the board of directors have in determining the fairness of the Plan of Merger?

A: One of the three members of the board of directors, Howard B. Hillman, has a conflict of interest in recommending approval of the Plan of Merger because he is a controlling person of ATTC. Mr. Hillman abstained from the fairness determination of the board of directors.

Q: What did the board of directors do to determine that the price per share I will receive in the proposed merger is fair to me?

A: The board of directors reviewed the material factors, both positive and negative, of the proposed merger. See "Fairness of the Transaction" on pages _____ to _____ for more details.

Q:   What are the disadvantages to me of the ATTC and Auto-trol merger?

A: Following the merger, you will no longer benefit from any earnings, expansion, diversification, or growth of Auto-trol.

Q: What vote of Auto-trol shareholders is required to approve the Plan of Merger?

A: Because the merger is a parent-subsidiary merger under Colorado law, no vote of the Auto-trol shareholders is required to approve the merger.

Q:   What rights do I have if I oppose the merger?

A: Shareholders who oppose the merger may dissent and seek appraisal of the fair value of their shares (which could be more or less than $0.20 per share), but only if they comply with all of the procedures under Colorado law explained on pages ____ to____ and in Exhibit B, Exhibit C, and Exhibit D to this going private statement.

Q:   Can I send in my stock certificates now?

A: You may send in your stock certificates now. Attached as Exhibit E is a transmittal form and written instructions for exchanging your share certificates for cash. The exchange agent will hold your certificates in escrow pending the successful completion of the merger.

Q:   Who can help answer my questions?

A: If you have more questions about the merger or would like additional copies of this going private statement, you should contact Allyson Kissell, Corporate Secretary of Auto-trol at (303) 452-4919.


Summary

     The following summarizes the material aspects of the proposed merger and highlights selected information contained elsewhere in this going private statement. This summary may not contain all of the information that is important to you, and is qualified in its entirety by the more detailed information contained elsewhere in this going private statement, including the annexes to it, and in the documents incorporated by reference. To understand the proposed merger fully and for a more complete description of the terms of the proposed merger, you should carefully read this entire going private statement, including the annexes to it, and the documents incorporated by reference.


Principals of the Buyers

     ATTC, Inc. is a corporation incorporated by our President, Howard B. Hillman, ATTC was created to acquire the ownership interests of our unaffiliated shareholders. Mr. Hillman also controls Venhill Limited Partnership which will contribute 95.4% of our outstanding common stock to ATTC. Howard B. Hillman proposed the merger transaction to Auto-trol's board of directors and negotiated all aspects of the transaction on his own behalf and on behalf of ATTC. For more information, see "The Parties" below.

Special Factors (see page ____)

     There are a number of factors that you should consider in connection with deciding how to vote your shares. They include:

     o the background of the merger;

     o the factors considered by the board of directors;

     o the fairness determination by the board of directors;

     o the purpose and effect of the merger;

     o the interests of certain persons in the merger; and

     o the financing of the merger.

     These factors, in addition to several other factors to be considered in connection with the merger, are described in this going private statement. For a detailed discussion of each of these factors, see pages _____ to _____.

Reasons for Engaging in the Transaction (see page_____)

     The principal purpose of the merger is to provide you the opportunity to receive a cash price for your shares at a significant premium over the market price at which our common stock traded before the January 22, 2002 announcement of the Buyers' merger proposal.

Determination of our Board of Directors (see page _____)

     The board of directors determined that the merger consideration of $0.20 per share is fair to our unaffiliated shareholders.

Auto-trol's Position as to the Fairness of the Merger (see page _____)

     We believe the merger and the merger consideration to be fair to our unaffiliated shareholders. In reaching this determination we considered a number of factors, including the fact that the merger consideration of $0.20 per share represents a substantial 250% premium over the $0.08 price of the last trade day prior to our January 22, 2002 announcement of the proposal by the Buyers.

Interests of our Directors and Executive Officers in the Merger (see page _____)

     In considering the determination of our board of directors with respect to the Plan of Merger and the transactions contemplated thereby, you should be aware that, in addition to the matters discussed above, an executive officer and member of our board of directors has various interests in the merger that are in addition to or different from the interests of our shareholders generally and that such interests create potential conflicts of interest. Specifically, our Chairman and President, Howard B. Hillman, is the controlling person of ATTC and Venhill.

     Although Mr. Hillman will not receive cash for his shares in the merger, other of our officers and directors will receive four hundred ninety-eight dollars ($498.00) for the shares of Auto-trol owned by them. Our executive officers and directors have options to purchase common stock. Because the per share proposed merger consideration is less than the per share exercise price for all of these options, these options will have no value if the merger is consummated. See "Shares and Stock Options" on page ___ for additional details.

Primary Benefits and Detriments to Unaffiliated Shareholders (see page _____)

     Our unaffiliated shareholders will receive a cash payment for their shares at a premium above the market price of our shares prior to announcement of the merger proposal. After the merger, our unaffiliated shareholders will no longer have an interest in Auto-trol or any of its future earnings growth or increase in value.

The Plan of Merger (see page _____)

     If the merger is completed, each unaffiliated shareholder will be entitled to receive $0.20 per share in cash, without interest, for each share of Auto-trol common stock they own.

Fees and Expenses (see page _____)

     Auto-trol and ATTC will pay the costs and expenses incurred by it in connection with the merger and the parties will share certain printing costs and filing fees.

Dissenters' Rights of Appraisal (see page _____)

     Any shareholder who does not wish to accept the $0.20 per share cash consideration in the merger has the right under Colorado law to have his, her or its shares appraised by a Colorado state district court. This "right of appraisal" is subject to a number of restrictions and technical requirements.

     Exhibit B to this going private statement contains the Colorado statute relating to your right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your right of appraisal.

     Exhibit C to this going private statement contains a Notice of Dissenters' Rights required under Colorado law.

     Exhibit D to this going private statement contains a Notice of Payment Demand required under Colorado law.



Financing of the Merger (see pages _____ to _____)

     The Buyers anticipate financing for the merger will be provided by Mr.
Hillman or an affiliate of Mr. Hillman in the form of a loan to ATTC. The loan is expected not to exceed $40,000.00.

Accounting Treatment (see page _____)

     Prior to the Merger, Mr. Hillman, Venhill, entities under their control, and others (the "Controlling Shareholders") will transfer all of their equity interest in Auto-trol to ATTC in exchange for shares of capital stock of ATTC.
The Controlling Shareholders own 99.7% of Auto-trol's outstanding common stock.
Since the Controlling Shareholders of Auto-trol will also be the controlling shareholders of ATTC, the Merger will be accounted for as a reverse acquisition of ATTC by Auto-trol and a recapitalization of Auto-trol. Assets and liabilities transferred in the Merger will be recognized at their historical carrying amounts at the date of the Merger.

Tax Treatment (see pages ____ and ____)

     The cash you receive for your shares of our common stock generally will be taxable for federal and state income tax purposes. Any gain or loss will be measured by the difference between $0.20 per share and your tax basis in the shares.

Selected Consolidated Financial Data of Auto-trol

     The following table sets forth selected consolidated financial data for Auto-trol and its subsidiaries as of and for each of the five years in the period ended September 30, 2001. No pro forma data giving effect to the proposed merger is provided because Auto-trol does not believe such information is material to shareholders in evaluating the proposed merger since (1) the proposed merger consideration is all cash and (2) if the proposed merger is completed, the common stock of Auto-trol would cease to be publicly traded.

     The financial information for Auto-trol as of and for each of the five years in the period ended September 30, 2001 has been derived from the consolidated financial statements of Auto-trol which have been audited by our independent certified public accountants. The following financial information should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the Consolidated Financial Statements of Auto-trol and the notes thereto included in Auto-trol's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2001, which is enclosed with this going private statement and incorporated by reference. Also please refer to "Additional
Information."

-----------------------------------------------------------------------------------------------------
                                       Year Ended September 30,
                                (in thousands, except per share amounts)
-----------------------------------------------------------------------------------------------------
                                     2001         2000         1999         1998         1997
------------------------------------ ------------ ------------ ------------ ------------ ------------
Operating Revenue                    $7,933       $8,730       $11,621      $14,093      $19,739
------------------------------------ ------------ ------------ ------------ ------------ ------------
Net Loss                             (7,026)      (6,933)      (7,505)      (7,323)      (7,786)
------------------------------------ ------------ ------------ ------------ ------------ ------------
Loss per share                       (.14)        (.22)        (.41)        (.64)        (.91)
------------------------------------ ------------ ------------ ------------ ------------ ------------
Weighted average number of shares    52,049       32,179       18,129       11,496        8,554
outstanding
------------------------------------ ------------ ------------ ------------ ------------ ------------

                                                  4

                                   THE PARTIES

Auto-trol Technology Corporation

     Auto-trol Technology Corporation and its wholly-owned subsidiaries develop, integrate, market, sell, and support its software products and the software products of certain third-party vendors for end user markets involved in: product data management, physical network management, mapping, technical illustration, and engineering. The business address of Auto-trol is 12500 North Washington Street, Denver, CO 80241-2400 and the business telephone number is
(303) 452-4919.

     For additional information concerning Auto-trol, see "Financial and Other Information" and "Where You Can Find More Information."

ATTC Inc. and Venhill Limited Partnership

     ATTC, Inc. is a Colorado corporation organized by Howard B. Hillman. ATTC was organized for the purpose of effecting the Merger and will be merged with and into Auto-trol. Venhill Limited Partnership is a Delaware limited partnership. Venhill was formed for the purpose of venture capital investment.

     Prior to the Merger, Howard B. Hillman, Venhill Limited Partnership, entities under their control, and others will transfer to ATTC all of their equity interests in Auto-trol. Venhill owns 56,658,106 shares, or 95.4% of Auto-trol's outstanding common stock, and these entities collectively own 59,171,591 shares, or 99.7% of Auto-trol's outstanding common stock.

     ATTC does not have any material assets, own any shares of Auto-trol, or conduct any activity except that incident to its formation and in connection with the Merger and the related transactions described above. The business address of ATTC is 12500 North Washington Street, Denver, CO 80241-2400 and the business telephone number is (303) 452-4919. The business address of Venhill is c/o Howard B. Hillman, Taconic Group, 158 Main Street, New Caanan, CT 06840 and the business telephone number is (203) 966-7700.


                                 SPECIAL FACTORS

Background of the Merger

     Auto-trol became a publicly-traded company in 1979. In the recent past, the price of its common stock in the trading market, the volume of stock trading activity and its institutional and research following have all been unsatisfactory, in the view of Auto-trol's management and Board of Directors. Generally, all the broad stock price indices have outperformed Auto-trol's stock in the aggregate over the last five years. The $0.20 per share proposed price in the Plan of Merger is a substantial premium over the last trade day prior to the January 22, 2002 announcement of the proposal.

     Since 1990, the Company has relied on the Hillman Affiliates for financial support to enable Auto-trol to continue as a going concern. This support has been in the form of loans to Auto-trol made pursuant to promissory notes. Since 1993, Venhill Limited Partnership has provided financial support to Auto-trol and Auto-trol has issued promissory notes in return. From time to time, starting in 1994 and continuing through 2000, significant amounts of this debt have been converted into equity upon motion of the Board of Directors, with Mr. Hillman abstaining in each instance. As of the date of this filing, the outstanding balance of such promissory notes is $8,800,000.

     On December 31, 1999, Auto-trol converted $1,000,000 of debt into 2,000,000 shares of common stock, with a conversion price of $0.50 per share. On March 29, 2000, Auto-trol converted $2,000,000 of debt into 1,025,641 shares of common stock, with a conversion price of $1.95 per share. On June 30, 2000, Auto-trol converted $2,000,000 of debt into 3,200,000 shares of common stock, with a conversion price of $0.625 per share. On August 24, 2000, Auto-trol converted $2,500,000 of debt into 8,064,517 shares of common stock, with a conversion price of $0.31 per share. On March 16, 2001, Auto-trol converted $3,000,000 of debt into 15,789,474 shares of common stock, with a conversion price of $0.19 per share.

     Over the past two years, the Board has been exploring strategic alternatives for Auto-trol, including possibly taking the company private. At a Board meeting held on August 17, 2001, the Board considered alternative methods of making Auto-trol a private company, including a reverse-stock split and a parent-subsidiary merger.

     At a Board meeting held on December 10, 2001, Mr. Hillman presented a letter to the Board pursuant to which he offered to purchase all Auto-trol shares not owned by him and his affiliates for $0.20 per share in cash, without interest. The merger would be effected as a parent-subsidiary merger with ATTC merging with and into Auto-trol, and Auto-trol the surviving corporation. See "The Plan of Merger."

     The Board determined that because Mr. Hillman's offer appeared to be sincere and credible, it was worth pursuing. It further determined that in view of the possible conflicts of interest attendant to any buy-out proposal from an affiliate, it was advisable to ask Mr. Hillman to excuse himself and permit the other members of the Board to discuss the offer. After considering, among other things, the material positive and negative factors of the offer, the Board determined the merger of ATTC with and into Auto-trol, with Auto-trol as the surviving corporation, was in the best interests of Auto-trol and its unaffiliated shareholders and that the $0.20 per share merger consideration was fair to Auto-trol's unaffiliated shareholders.

     Auto-trol issued a press release on January 22, 2002 announcing Mr. Hillman's offer of $0.20 per share.

Fairness of the Transaction

     The Board believes that the Merger is fair to and in the best interests of the Company and fair to its unaffiliated shareholders. The Board also believes that the processes surrounding the Merger were procedurally fair.

     The Board did not retain either an investment bank or other financial adviser to render a report or opinion with respect to the fairness of the Merger to the Company or its shareholders. Management estimated that the cost of such report or opinion would exceed three hundred thousand dollars ($300,000). The Board determined that this expense was unwarranted since it concluded that the Board itself could adequately establish the fairness of the Merger, without such report or opinion, by addressing the factors and considerations described in this section.

     The Board did not establish a committee or representative to represent the unaffiliated shareholders of the Company in determining the terms of the Merger proposal because the Board concluded that there was sufficient representation in the decision making at the Board level to protect the interests of unaffiliated shareholders. This decision was based on the fact that two (2) of the three (3) Board members are neither controlled by, or under common control with the Company, nor employees of the Company. In addition, the Board concluded that such unaffiliated Board members could adequately convey their opinions and concerns to the entire Board without the need for the establishment of such a committee.

     Because the transaction is structured as a "short form" merger under Colorado law, the vote of the shareholders of the Company is not required to consummate the transaction.

     On December 10, 2001, the Board met to determine, among other things, whether the Merger is fair to and in the best interests of the Company and its shareholders, including the unaffiliated shareholders who will receive the Merger Consideration. The Board considered a number of factors in making that determination. The material factors, both negative and positive, are summarized below.

     The material positive factors include:

          Market Price and Premium. The Board considered the fact that the Merger would provide the Company's unaffiliated shareholders with a premium for their shares compared to the market price of the Company's common stock because the $0.20 per share represented a 250% premium to the $0.08 per share closing sales price of the shares of common stock on the last day the stock traded prior to the proposal.

          Advantage of Liquidity Given Public Company Limitations. The Board considered the limitations the Company suffered and could likely continue to suffer as a public company, including its limited trading volume, lack of institutional sponsorship, low public float, small market capitalization, and diminishing research attention from analysts, all of which adversely affect the trading market for and the value of the Company common stock in view of the liquidity offered by the Merger;

          Transaction Value in Excess of Public Company Value. The Board considered the risks and factors identified above which are associated with remaining an independent public company and the Board's belief that the proposed transaction values the Company's cash flow generation more highly than would the public markets for the foreseeable future;

          Lack of Potential Buyers. The Board believed that there were no potential buyers other than the Buyers, who have indicated that they have no interest in selling their equity securities to a third party. Therefore, the prospects for a transaction between the Company and potential unaffiliated strategic or financial third party buyers were severely limited, making the Buyers' offer more attractive.

          Financial Condition and Operating Prospects. The Board considered its knowledge of the Company's business, operations, assets, financial condition, operating results and prospects, in light of the premium offered under the terms of the Plan of Merger, and determined that the merger consideration was fair to the unaffiliated shareholders;

          Form of Merger Consideration. The Board considered the fact that the consideration to be received by the Company's shareholders in the Merger will consist entirely of cash, providing shareholders with complete liquidity of their investment;

          Absence of a Financing Contingency. The Board considered the fact that if the Buyers are unable to obtain the financing necessary to complete the transaction, the Buyers do not have the right to unilaterally terminate the Plan of Merger;

     The material negative factors include:

          Limited Ability to Entertain Proposals From Other Potential Buyers. The Board considered the fact that the Buyers' equity ownership interest, coupled with their stated intention of not being willing to sell their shares to third party, made it difficult to find a buyer who might express an interest in presenting a competing offer;

          Taxation of Merger Consideration. The Board considered that the cash consideration to be received by the Company's unaffiliated shareholders would be taxable to those shareholders;

          Loss of Equity Interest. The Board considered the fact that if the Merger is consummated, the Company's unaffiliated shareholders will not participate in the future growth of the Company. Because of the risks and uncertainties associated with the Company's future prospects, the Board concluded that the Merger was preferable to preserving for the holders of such stock a speculative potential future return; and

          Interests of Certain Parties. The Board also recognized that the Buyers would have an opportunity, subject to the risks of the Company's business, to benefit from any increases in the value of the Company following the Merger. The Board recognized that this represented a conflict between the interests of the Buyers and the Company's unaffiliated shareholders. The abstention of Mr. Hillman from the fairness determination was requested in light of the conflicting interests of the Buyers.

     The foregoing discussion of the information and factors discussed by the Board is not meant to be exhaustive, but includes all material factors, both positive and negative, considered by the Board to support its decision to recommend the approval of the Plan of Merger and to determine that the transactions contemplated thereby are in the best interests of the Company and fair to the Company's unaffiliated shareholders. The Board did not assign relative weights or other quantifiable values to the above factors; rather, the Board viewed its position and recommendations as being based on the totality of the information presented to and considered by the Board members, and that on balance, the positive factors discussed above outweighed the negative factors discussed above.

     After a review of these factors, the Board, with Mr. Hillman abstaining, determined the fairness of the Merger.

     The Board reasonably believes that the merger consideration offered to the unaffiliated shareholders under the Merger is fair. In reaching this conclusion, the Board evaluated several price methodologies, as follows:

          Current Market Price - The Board believed that the current market price was a good methodology for determining the value of the Company common stock. As of the close of business on December 7, 2001, the low bid for the Company common stock was $0.08 per share and the high bid was $0.08.

          Historical Market Prices - The Board believed that historical market prices would present some indication of the market price of the Company stock; however, because of the infrequent nature of the public transactions in the Company common stock, the Board did not think this methodology was dispositive. During the period from May 1, 2001 to December 7, 2001, the market sales price ranged from $0.49 to $0.08, and the weighed average price of the stock sold was $0.21.

          Net Book Value - The Board did not give any weight to this methodology because it believed that book value is not an appropriate measure for establishing the fair value for the merger consideration because net book value is an accounting methodology based on the historical cost of the Company's assets, and therefore does not reflect current value.

          Going Concern Value - The Board did not give any weight to this methodology because a going concern value could not be established with reasonable accuracy, due to the changing nature of the Company's business, including unpredictable sales opportunities within the Company's traditional customer base in the manufacturing, automotive and aerospace industries which have reported significant downsizing and other expense-reduction activities in the present economic recession, which would make it too difficult to arrive at a reasonable forecast of earnings for this purpose. The Board concluded that these uncertain factors were sufficient to reject going concern value in determining the fair value for the merger consideration.

          Liquidation Value - The Board did not give any weight to this methodology because the Company will be a going concern upon completion of the Merger.

          Relationship Between Merger Consideration and Recent Acquisitions of Company Stock. The Board did not consider whether the merger consideration offered to the Company's unaffiliated shareholders constitutes fair value in relation to the prices paid by the Company or any of the Buyers in connection with purchases of the Company's common stock by any of such persons during the last two full fiscal years of the Company, because no purchases of such kind were made during that period, other than the debt to equity conversions with respect to the Venhill loans.

     The Company and its affiliates are not aware of any firm offers to purchase the Company that have been made during the past two years by any unaffiliated person. Consequently, the Board did not consider this factor in establishing the fair value of the stock for the merger consideration.

     The Company has not engaged in a merger or consolidation with another company or in the sale or other transfer of a substantial part of its assets in the last two years, so the Board did not consider this factor in establishing the fair value of the stock for the merger consideration.

     There have not been any recent purchases of the Company's stock that enabled the holder to exercise control of the Company. Therefore, the Board did not consider this factor in establishing the fair value of the stock for the merger consideration.

     The Board also believes the process it followed in approving the Plan of Merger was procedurally fair because:

     o the members of the Board who voted on the determination consisted entirely of directors who are not Company officers or controlling shareholders or their family members; and

     o the members of the Board who voted on the determination will not personally benefit from the consummation of the Merger contemplated by the Plan of Merger, other than in their capacity as holders of Company common stock and options, which were not considered to be material.

     The Merger does not require a vote of the shareholders of the Company. The Buyers have stated that they intend to take the votes necessary for ATTC to effect the Merger.

     The Buyers each believe that the Merger is fair to the Company and its shareholders and considered the same factors as the Board considered in reaching that conclusion. All references to considerations and conclusions by the Board as to fairness and to factors considered by the Board apply as well to the Buyers. None of the Buyers considered the absence of a requirement that approval of a majority of Auto-trol's unaffiliated shareholders be obtained in order to effect the Merger as a factor detracting from the fairness of the Merger because Auto-trol's Board of Directors implemented the effective procedural fairness measures discussed above.

Benefits and Detriments of the Merger

     To Auto-trol's Unaffiliated Shareholders

     Auto-trol and the Buyers believe that the primary benefit of the Merger to Auto-trol's unaffiliated shareholders is the realization of the value of their investment in Auto-trol in cash at a price that represents a substantial premium over current market prices for the Auto-trol common stock. In addition, the Merger will eliminate the risk to those shareholders of a possible future decline in the market value of Auto-trol's common stock.

     The primary detriment of the Merger to Auto-trol's unaffiliated shareholders is that they will cease to participate in any future earnings growth of Auto-trol and to benefit from any increase in Auto-trol's value. In addition, each of Auto-trol's unaffiliated shareholders will recognize a taxable gain on consummation of the Merger if and to the extent that the amount of cash he, she or it receives in the Merger exceeds his, her or its tax basis in his, her or its Auto-trol common stock.

     To the Buyers and Auto-trol

     The primary benefit to the Buyers of the Merger is that they will participate in all of any future earnings growth of Auto-trol and will benefit from all of any increase in Auto-trol's value. The Buyers believe that Auto-trol will benefit from the Merger by gaining more operating flexibility, because it will no longer need to focus on the public trading market's quarterly earnings expectations, and by reducing its operating and administrative costs because of a reduction in its public reporting obligations arising principally from its equity securities being privately rather than publicly held after the Merger.

     The primary detriments of the Merger to the Buyers and Auto-trol are the cash outlay and associated debt burden required to pay the merger consideration, and diminution of Auto-trol's ability to use Auto-trol common stock as currency for acquisitions, substantial capital-raising efforts and incentive option purposes.

Buyers' Purpose and Reasons for the Merger

     Each Buyer's purpose in undertaking the Merger is to obtain the benefits to the Buyers and Auto-trol described under "Benefits and Detriments of the Merger
- To the Buyers and Auto-trol." The Buyers chose the merger structure because it was the most efficient means to acquire the entire equity interest in Auto-trol and provide cash to Auto-trol's unaffiliated shareholders.

     The Buyers also considered a reverse stock split, a tender offer, and a more traditional "long-form" merger, but rejected those alternatives in part because of the difficulties attendant to those transactions and in part because none of those alternatives would accomplish fully the purposes of the Merger.

Interests of Certain Persons in the Merger; Certain Relationships

     In considering the recommendation of the Board with respect to the Merger, you should be aware that certain members of the Board and of Auto-trol's management have interests that may present actual or potential conflicts of interest in connection with the Merger. The Board were aware of these potential or actual conflicts of interest and considered them along with other matters described under "Fairness of the Transaction."

     Retained Equity Interest

     Mr. Hillman, Venhill, and the their affiliates beneficially own an aggregate of 59,169,091 shares of common stock, representing approximately 99.7% of the total outstanding shares of our common stock. Upon consummation of the Merger, they will own directly or indirectly all of the outstanding common stock of Auto-trol and will therefore participate in all of its future earnings growth and any increase in value.

     Shares and Stock Options

     The value of Auto-trol stock and options held directly or indirectly by members of the Board which will or may be realized upon consummation of the Merger is as follows:
                                                                            Net
                                     Number                 Number of     Option
             Name                  of Shares    Value     Stock Options    Value
             ----                 ----------    -----     -------------    -----

Howard B. Hillman                 58,097,564      n/a(1)         0           0
Major General William R. Usher           200   $40.00        4,000           0
J. Roderick Heller, III                2,000  $400.00        6,000           0

--------------------------------

(1)  Mr. Hillman will not realize any value upon consummation of the Merger.

     Directors and Management of the Surviving Corporation

     After the Merger, Mr. Hillman, Major General Usher, and Mr. Heller will comprise the Board of Directors of Auto-trol. Mr. Hillman will continue to serve as Chairman, Chief Executive Officer, and President. See "Directors and Management" for additional information.

         Other Arrangements with Affiliates

     Venhill has made loans to Auto-trol. For a complete description, see "-- Background of the Merger."

Certain Effects of the Merger

     If the Merger is consummated, Auto-trol's unaffiliated shareholders will no longer have any interest in, and will not be shareholders of, Auto-trol and, therefore, will not benefit from any future earnings growth of Auto-trol or from any increase in its value and will no longer bear the risk of any decrease in its value. Instead, each unaffiliated shareholder will have the right to receive upon consummation of the Merger $0.20 in cash for each share of common stock he, she or it holds, without interest. The benefit of the transaction to our unaffiliated shareholders is the payment of a premium, in cash, above the market value for such stock prior to the announcement of the transaction. This cash payment assures that all unaffiliated shareholders will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the open market. The detriment to such holders is their inability to participate as continuing shareholders in the possible future growth of Auto-trol.

     If the Merger is consummated, the Buyers will indirectly hold the entire equity interest in Auto-trol and will therefore be the sole beneficiaries of any future earnings growth of Auto-trol and any increases in Auto-trol's value. However, the Buyers will bear the risk of any decrease in value of Auto-trol and the risks associated with the significant amount of debt to be incurred by Buyers in connection with the Merger and the lack of liquidity in the Buyers' investment in Auto-trol. See "Special Factors--Benefits and Detriments of the Merger" and "--Material Federal Income Tax Consequences of the Merger."

     Auto-trol's common stock is currently registered under the Exchange Act, and is traded on the OTC Bulletin Board. As a result of the Merger, the registration of the common stock under the Exchange Act will be terminated, and the common stock will be delisted from the OTC Bulletin Board. Auto-trol will thereafter be relieved of its obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the common stock will be relieved of the reporting requirements and "short swing" trading provisions under Section 16 of the Exchange Act. Further, Auto-trol will no longer be subject to periodic reporting requirements under Section 13 of the Exchange Act and will cease filing information with the SEC.

Plans for Auto-trol After the Merger

     Each of the Buyers expects that, except as described in this going private statement, the business and operations of Auto-trol will be continued substantially as they are currently being conducted by Auto-trol and its subsidiaries. However, the Buyers expect that they may, from time to time, evaluate and review Auto-trol's business, operations and properties and make such changes as it considers appropriate.

     Except as described in this going private statement, neither the Buyers nor Auto-trol has any present plans or proposals involving Auto-trol or its subsidiaries which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, liquidation, sale or transfer of a material amount of assets, or any material change in the present dividend policy, indebtedness or capitalization, or any other material change in Auto-trol's corporate structure or business, other than changes in connection with Mr. Hillman's continued funding of the operating losses of the Company. After the Merger, the Buyers will review proposals or may propose the acquisition or disposition of assets or other changes in Auto-trol's business, corporate structure, capitalization, management or dividend policy which they consider to be in the best interests of Auto-trol and its shareholders. Neither the Buyers nor Auto-trol has formulated any specific plans regarding repayment of the indebtedness incurred in connection with the Merger; however, such persons anticipate that such indebtedness will be repaid primarily with or by means of cash flow and dividends from the operations of the business of Auto-trol, and other Buyer affiliated businesses, with proceeds from new debt or equity financings, or such other means as they may determine in their sole discretion.

Conduct of the Business of the Company If the Merger is Not Consummated

     If the Merger is not consummated, the Board expects to seek to retain Auto-trol's current management team and continue business as usual. There are no plans in such circumstances to operate Auto-trol's business in a manner substantially different than the manner in which it is presently operated. In addition, additional dilation of the shares would be foreseeable and outside third party funding would be difficult to obtain.

Accounting Treatment

     Prior to the Merger, Mr. Hillman, Venhill, entities under their control, and others (the Controlling Shareholders") will transfer all of their equity interest in Auto-trol to ATTC in exchange for shares of capital stock of ATTC. The Controlling Shareholders own 99.7% of Auto-trol's outstanding common stock. Since the Controlling Shareholders of Auto-trol will also be the controlling shareholders of ATTC, the Merger will be accounted for as a reverse acquisition of ATTC by Auto-trol and a recapitalization of Auto-trol. Assets and liabilities transferred in the Merger will be recognized at their historical carrying amounts at the date of the Merger.

Financing of the Merger

     It is estimated that approximately $______ will be required to complete the Merger and pay related fees and expenses. See "-- Fees and Expenses."

     Financing for the Merger is expected to be provided by Mr. Hillman or an affiliate in the form of a loan to ATTC. The loan is expected not to exceed $40,000.00.

     The Buyers have considered and will continue to consider alternative financing arrangements if the primary financing plans fall through, but no such alternative arrangements have been finalized.

Regulatory Requirements; Third Party Consents

     Auto-trol does not believe that any material federal or state regulatory approvals, filings or notices are required by Auto-trol or ATTC in connection with the Merger. Auto-trol does not believe any other material third party consents will be required by Auto-trol or ATTC in connection with the Merger.

Material Federal Income Tax Consequences

     The following discussion is a summary of the material federal income tax consequences expected to result to shareholders whose shares of common stock are converted to cash in the Merger. This summary does not purport to be a complete analysis of all potential tax effects of the Merger. For example, the summary does not consider the effect of any applicable state, local or foreign tax laws. In addition, the summary does not address all aspects of federal income taxation that may affect particular shareholders in light of their particular circumstances and is not intended for shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, shareholders who hold their common stock as part of a hedge, straddle or conversion transaction, shareholders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation, and shareholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) that may be subject to special federal income tax rules not discussed below. The following summary also does not address tax consequences to the Buyers. The following summary assumes that shareholders have held their common stock as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986.

     This summary is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice. No ruling from the IRS has been or will be sought nor will an opinion of counsel be obtained with respect to any aspect of the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the tax consequences expressed in this discussion or that a court would not sustain this type of challenge. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences of the Merger to shareholders. We cannot predict at this time whether any current proposed tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences of the Merger to shareholders. It is therefore possible that the federal income tax treatment may differ from that described below.

     State and local tax laws may also impose income or other taxes upon shareholders whose shares of common stock are converted to cash in the Merger. State and local income tax laws vary from state to state and this discussion does not address state or local tax issues.

     Sales Treatment for Holders of Common Stock

     Except as provided below, the conversion of common stock in the Merger will be fully taxable to shareholders as a sale or exchange of such stock. Accordingly, a shareholder who, pursuant to the Merger, converts such holder's common stock into cash will recognize a gain or loss equal to the difference between (1) the amount of cash received in the Merger and (2) such shareholder's tax basis in the common stock. Generally, a shareholder's tax basis in his common stock will be equal to such shareholder's cost therefor. In the case of a shareholder who is an individual, such capital gain will be taxable at a maximum capital gains rate of 20% if the holder held the common stock for more than one year at the time of consummation of the Merger. If the holder held the common stock for less than one year at the time of consummation of the Merger, in general the capital gain would be taxed at ordinary income tax rates. Certain limitations apply to the deductibility of capital losses by shareholders. Gain or loss must be determined separately for each block of common stock acquired at the same cost in a single transaction.

     Redemption Treatment for Dissenters and Other Shareholders

     For federal income tax purposes, Auto-trol may be deemed to be the source of a portion of the cash consideration issued in the Merger (particularly if debt used to fund the Merger is assumed by Auto-trol in the Merger) and Auto-trol will be deemed to be the source of cash consideration for payments in satisfaction of dissenters' rights. Therefore, to the extent that cash received by a shareholder is from Auto-trol or deemed to be from Auto-trol, the receipt of cash in exchange for such shareholder's common stock in the Merger or in satisfaction of dissenters' rights will be treated as a redemption of common stock taxable for federal income tax purposes as determined under section 302 of the Code.

     Section 302(d) of the Code provides that if the receipt of redemption payments has the effect of a distribution of property, then cash distributed will be treated as a dividend taxable under section 301 of the Code as ordinary income to a shareholder receiving such cash payments, generally to the extent of the shareholder's share of undistributed accumulated or current earnings and profits of the company. The remainder, if any, will be treated first as a recovery of basis in a shareholder's common stock, and second as capital gain arising from the sale or exchange of property. The determination of whether or not the receipt of cash payments has the effect of a distribution of a dividend will depend on each shareholder's particular circumstances and is made by applying the dividend equivalency tests of section 302 of the Code.

     Under section 302 of the Code, a shareholder receiving a cash payment as a redemption will not be treated as having received a dividend equivalent distribution if the transaction:

          o results in a "complete redemption" of the shareholder's equity interest in the company;

          o results in a "substantially disproportionate" redemption with respect to the shareholder; or

          o is "not essentially equivalent to a dividend" with respect to the shareholder.

Each of these section 302 tests is explained more fully below.

     Constructive Ownership of Stock and Other Issues

     In applying each of the section 302 tests, shareholders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of section 318 of the Code. Pursuant to the constructive ownership rules, a shareholder is treated as owning any shares that are owned, actually and in some cases constructively, by certain related individuals and entities as well as shares that the shareholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the section 302 tests described below, shareholders should consult their tax advisors to determine whether the conversion of their shares and receipt of a payment pursuant to the Merger will be deemed dividend equivalent in their particular circumstances.

     Section 302 Tests

     One of the following tests must be satisfied in order for the distribution not to be treated as the equivalent of a dividend for federal income tax purposes.

     o Complete Termination Test. The distribution will result in a "complete redemption" of the shareholder's equity interest in the company only if all of the common stock that is actually owned by the shareholder is sold pursuant to the Merger and the shares that are constructively owned by the shareholder are sold or, with respect to shares owned by certain related individuals, the shareholder effectively waives, in accordance with section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the shareholder. Certain restrictions apply to the waiver of attribution of shares. Shareholders wishing to satisfy the "complete redemption" test through waiver of the constructive ownership rules should consult their tax advisors.

     o Substantially Disproportionate Test. The distribution will result in a "substantially disproportionate" redemption with respect to the shareholder if, among other things, the shareholder owns actually and constructively less than 50% of the total combined voting power of all classes of stock after the redemption, and the percentage of the then outstanding voting common stock actually and constructively owned by the shareholder immediately after the purchase is less than 80% of the percentage of the previously outstanding voting common stock actually and constructively owned by the shareholder immediately before the purchase.

     o Not Essentially Equivalent to a Dividend Test. The distribution will be treated as "not essentially equivalent to a dividend" if the reduction in the shareholder's proportionate interest actually and constructively owned constitutes a "meaningful reduction" given the shareholder's particular circumstances. Whether the receipt of a cash payment will be "not essentially equivalent to a dividend" will depend upon the shareholder's particular facts and circumstances. Shareholders should consult their tax advisors as to the application of this test in their particular circumstances.

     If a shareholder receives only cash payments and satisfies any of the section 302 tests described above, the shareholder will be treated as if it sold its common stock and will recognize capital gain or loss as described above.

     If a shareholder does not satisfy any of the section 302 tests described above, the purchase of a shareholder's common stock will not be treated as a sale or exchange under section 302 of the Code. Instead, the amount received by a shareholder in the redemption will be treated as a dividend distribution under section 301 of the Code, taxable at ordinary income tax rates, to the extent, first, of the shareholder's applicable share of Auto-trol's current or accumulated earnings and profits, as defined for U.S. federal income tax purposes. To the extent the amount exceeds the shareholder's applicable share of current or accumulated earnings and profits, the excess first will be treated as a tax free return of capital to the extent of the shareholder's basis in its common stock and any remainder will be treated as capital gain, which may be long term capital gain as described above. The determination of whether a corporation has earnings and profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, the amount of current earnings and profits can be determined only at the end of the taxable year. Accordingly, it is unclear whether Auto-trol will have sufficient current and accumulated earnings and profits to cover the amount of any payment made to shareholders. To the extent that a redemption is treated as the receipt by the shareholder of a dividend, the shareholder's tax basis in the redeemed shares will be added to any shares of common stock retained or sold by the shareholder, and may be lost if the shareholder does not actually retain any stock ownership in Auto-trol.

     Treatment of Holders of Stock Options

     Because all of the outstanding options of Auto-trol have exercise prices that exceed the merger consideration, no outstanding option to acquire common stock will receive any payment under the Plan of Merger.

     Backup Withholding

     A shareholder whose common stock is converted to cash pursuant to the Merger may be subject to backup withholding equal to 31% of the gross proceeds from the conversion of such common stock unless such shareholder (1) is a corporation or other exempt recipient and, when required, establishes this exemption or (2) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide Auto-trol with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be credited against the shareholder's federal income tax liability.

     Auto-trol will report to shareholders and to the IRS the amount of any reportable payments, including payments made to shareholders pursuant to the Merger, and any amount withheld pursuant to the Merger.

     Each shareholder or option holder should consult his, her or its own tax advisor with respect to the particular tax consequences to it of the transactions described herein, including the applicability and effect of state, local and foreign tax law.

Tax Treatment to Buyers

     Howard B. Hillman, Venhill and entities under their sole control have transferred to ATTC all of the equity interests in Auto-trol (the "ATTC Formation Transaction"). It is intended that the ATTC Formation Transaction will qualify as a transfer to a controlled corporation in which gain or loss is not recognized under Section 351 of the Code. In addition, no gain or loss will be recognized in the Merger by ATTC, Venhill, any of their affiliated entities, or Auto-trol.

Fees and Expenses

     Whether or not the Merger is consummated and except as otherwise described herein, all fees and expenses incurred in connection with the Merger will be paid by the party incurring such fees and expenses, except that Auto-trol and ATTC will share costs and expenses relating to the printing and mailing of this going private statement and certain filing fees.

     Estimated fees and expenses (rounded to the nearest thousand) to be incurred by Auto-trol or ATTC in connection with the Merger, the financing and related transactions are as follows:

                                                          Auto-trol       ATTC
  Financing fees/(1)/..................................   $            $
  Legal and accounting fees and expenses...............
  Printing and solicitation fees and expenses..........
  SEC filing fees......................................
  Other expenses.......................................
                                                          ---------    ---------
        Total..........................................   $            $
                                                          =========    =========

--------------

(1)      See "Special Factors--Financing of the Merger."

     To the extent not paid by ATTC or Auto-trol prior to consummation of the Merger, all such fees and expenses will be paid by Auto-trol if the Merger is consummated. If the Merger is not consummated, each party will bear its respective fees and expenses.

                               THE PLAN OF MERGER

     The following is a summary of the material provisions of the Plan of Merger, a copy of which is attached as Exhibit A to this going private statement. This summary is qualified in its entirety by reference to the full text of the Plan of Merger.

The Merger, Merger Consideration

     The Plan of Merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Colorado or at such other time as the parties may agree and specify in the certificate of merger (the "Effective Time"). It is currently anticipated that the Merger will be consummated in early spring 2002; however, there can be no assurance as to the timing of the consummation of the Merger or that the Merger will be consummated.

     At the Effective Time, ATTC will be merged with and into Auto-trol, the separate corporate existence of ATTC will cease and Auto-trol will continue as the surviving corporation. At the Effective Time:

          o each share of Auto-trol common stock, issued and outstanding immediately prior to the Effective Time (other than common stock held by ATTC or dissenting shareholders) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become the right to receive $0.20 per share, without interest (the "Merger Consideration");

          o each share of Auto-trol common stock issued and outstanding immediately prior to the Effective Time that is owned ATTC will automatically be canceled, retired and cease to exist and no payment will be made with respect thereto;

          o each share of common stock of ATTC issued and outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of Auto-trol as the surviving corporation and will constitute the only outstanding share of capital stock of Auto-trol;

          o dissenting shareholders who strictly comply with the provisions of the Colorado Business Corporation Act regarding statutory appraisal rights have the right to seek a determination of the fair value of the shares of common stock and payment in cash therefor in lieu of the Merger Consideration (see "Dissenters' Rights of Appraisal"); and

          o each certificate representing shares of Auto-trol common stock that have been converted to cash under the terms of the Plan of Merger (a "Certificate") will, after the Effective Time, evidence only the right to receive, upon the surrender of such Certificate, an amount of cash per share equal to $0.20, without interest.

Treatment of Certain Shares Held by the Buyers

     Prior to the Effective Time, Mr. Hillman, Venhill, and others will contribute his or its interests in Auto-trol in exchange for shares of capital stock of ATTC. The shares of Auto-trol common stock held by ATTC will, pursuant to the Plan of Merger, be canceled in the Merger and no consideration will be paid therefor.

The Exchange Fund; Payment for Shares of Auto-trol Common Stock

     On or before the closing date of the Merger, Auto-trol will enter into an agreement with a bank, trust company or other exchange agent selected by Auto-trol (the "Exchange Agent"). As of the Effective Time, Auto-trol will deposit or cause to be deposited with the Exchange Agent cash in the amount equal to the aggregate Merger Consideration (such amount being defined as the number of shares to be purchased multiplied by $0.20, and hereinafter referred to as the "Exchange Fund") for the benefit of holders of shares of Auto-trol common stock (other than common stock held by dissenting shareholders and shares to be canceled without consideration pursuant to the Plan of Merger).

     Attached as Exhibit E is a letter of transmittal and instructions for use in surrendering Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to the instructions, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration into which the number of shares of common stock previously represented by such Certificate shall have been converted pursuant to the Plan of Merger, without any interest thereon, and the Certificates so surrendered will be canceled.

     If payment of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed (together with signature guarantees on such Certificate) or otherwise be in proper form for transfer and that the person requesting such payment pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     In all cases, the Merger Consideration will be paid only in accordance with the procedures set forth in this going private statement and the letter of transmittal.

     Three hundred and sixty-five days after the Effective Time, the Exchange Agent will deliver to Auto-trol, or otherwise at the direction of Auto-trol, any portion of the Exchange Fund that remains undistributed to or unclaimed by the holders of Certificates (including the proceeds of any investments thereof). Any holders of Certificates who have not theretofore complied with the above-described procedures to receive payment of the Merger Consideration may then look only to Auto-trol for payment of the Merger Consideration to which they are entitled.

Transfers of Common Stock

     After the Effective Time, Auto-trol's stock transfer books will be closed, and there will be no further transfers of Certificates on the records of Auto-trol or its transfer agent. If, after the Effective Time, Certificates are presented to the Exchange Agent or Auto-trol, they will be canceled and exchanged for the Merger Consideration as provided above and pursuant to the terms of the Plan of Merger (subject to applicable law in the case of dissenting shareholders).

Treatment of Stock Options

     Because all of the outstanding options of Auto-trol have exercise prices that exceed the merger considerations, no outstanding option to acquire common stock will receive any payment under the Plan of Merger. The Company intends to review its equity incentive compensation structure and may make changes after the completion of the Merger as it deems necessary or appropriate.

Conditions

     The Plan of Merger is subject to various conditions, including the execution of definitive agreements and any necessary third party consents.

                         DISSENTERS' RIGHTS OF APPRAISAL

     The following is a summary of dissenters' rights available to Auto-trol shareholders, which summary is not intended to be a complete statement of applicable Colorado law and is qualified in its entirety by reference to Article 113 of the Colorado Business Corporation Act ("CBCA"), which is set forth in its entirety as Article B.

Right to Dissent

     Auto-trol shareholders are entitled to dissent from the Merger and obtain payment of the fair value of their shares if and when the Merger is effectuated. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the Effective Time of the Merger, excluding any appreciation or depreciation in anticipation of the Merger except to the extent that exclusion would be inequitable. Under Article 113 of the CBCA, a shareholder entitled to dissent and obtain payment for his, her or its shares may not also challenge the corporate action creating the right to dissent unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     Under Section 7-113-103 of the CBCA a record shareholder may assert dissenters' rights as to fewer than all shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights.

     Section 7-113-103(2) of the CBCA provides that a beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and (b) the beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     Auto-trol will require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to Auto-trol that the beneficial shareholder has asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights.

Dissenters' Notice

     If the Merger is consummated, Auto-trol will send written notice to dissenters who are entitled to demand payment for their shares. The notice required by Auto-trol will be given no later than 10 days after the Effective Time and will: (a) state that the Merger was authorized and state the Effective Time or proposed effective date of the Merger, (b) set forth an address at which Auto-trol will receive payment demands and the address of a place where certificates must be deposited, (c) supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made, (d) set the date by which Auto-trol must receive the payment demand and certificates for shares, which date will not be less than 30 days after the date the notice is given, (e) state that if a record Auto-trol shareholder dissents with respect to the shares held by any one or more beneficial shareholders each such beneficial shareholder must certify to Auto-trol that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation of the ability to exercise dissenters' rights, and (f) be accompanied by a copy of Article 113 of the CBCA.

Procedure to Demand Payment

     A shareholder who is given a dissenters' notice to assert dissenters' rights will, in accordance with the terms of the dissenters' notice, (a) cause Auto-trol to receive a payment demand (which may be a demand form supplied by Auto-trol and duly completed or other acceptable writing) and (b) deposit the shareholder's stock certificates. A shareholder who demands payment in accordance with the foregoing retains all rights of a shareholder, except the right to transfer the shares until the Effective Time, and has only the right to receive payment for the shares after the Effective Time. A demand for payment and deposit of certificates is irrevocable except that if the Effective Time does not occur within 60 days after the date set by Auto-trol by which it must receive the payment demand, Auto-trol will return the deposited certificates and release the transfer restrictions imposed. If the Effective Time occurs more than 60 days after the date set by Auto-trol by which it must receive the payment demand, then Auto-trol will send a new dissenters' notice. A Auto-trol shareholder who does not demand payment and deposit his or her Auto-trol share certificates as required by the date or dates set forth in the dissenters' notice will not be entitled to demand payment for his, her or its Auto-trol shares under Article 113 of the CBCA, in which case, pursuant to the Plan of Merger, he, she or it will receive cash consideration for each of his, her or its shares equal to the per share price received by non-dissenting shareholders.

Payment

     At the Effective Time or upon receipt of a payment demand, whichever is later, Auto-trol will pay each dissenter who complied with the notice requirements referenced in the preceding paragraph, the Auto-trol estimate of the fair value of the dissenter's shares plus accrued interest. Payment shall be accompanied by an audited balance sheet as of the end of the most recent fiscal year of Auto-trol or, an audited income statement for that year, and an audited statement of changes in shareholders' equity for that year and an audited statement of cash flow for that year, as well as the latest available financial statements, if any, for the interim period, which interim financial statements will be unaudited. Payment will also be accompanied by a statement of the estimate by Auto-trol of the fair value of the shares and an explanation of how the interest was calculated, along with a statement of the dissenter's right to demand payment and a copy of Article 113 of the CBCA. With respect to a dissenter who acquired beneficial ownership of his, her or its shares after Auto-trol's first announcement of the terms of the transaction on January 22, 2002, or who does not certify that his, her or its shares were acquired before that date, Auto-trol may, in lieu of making the payment described above, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

If Dissenter is Dissatisfied with Offer

     If a dissenter disagrees with the Auto-trol payment or offer, such dissenter may give notice to Auto-trol in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made prior thereto, or reject the offer of Auto-trol and demand payment of the fair value of the shares and interest due if: (a) the dissenter believes that the amount paid or offered is less than the fair value of the shares or that the interest due was incorrectly calculated, (b) Auto-trol fails to make payment within 60 days after the date set by Auto-trol by which it must receive the payment demand or (c) Auto-trol does not return deposited certificates if the Effective Time is 60 days after the date set by Auto-trol by which the payment demand must be received by the shareholder asserting dissenter's rights. A dissenter waives the right to demand payment under this paragraph unless he or she causes Auto-trol to receive the notice referenced in this paragraph within 30 days after Auto-trol makes or offers payment for the shares of the dissenter, in which event, such dissenter will receive all cash for his or her Auto-trol shares in an amount equal to the amount paid or offered by Auto-trol.

Judicial Appraisal of Shares

     If a demand for payment made by a dissenter as set forth above is unresolved, Auto-trol may, within 60 days after receiving the payment demand, commence a proceeding and petition a court to determine the fair value of the shares and accrued interest. If Auto-trol does not commence the proceeding within the 60 day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded. Auto-trol must commence any proceeding described above in the District Court of the County of Denver, Colorado. Auto-trol must make all dissenters whose demands remain unresolved parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Jurisdiction in which the proceeding is commenced is plenary and exclusive. One or more persons may be appointed by the court as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have the power described in the court order appointing them. The parties to the proceeding will be entitled to the same discovery rights as parties in other civil proceedings. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, to exceed the amount paid by Auto-trol, or for the fair value, plus interest, of a dissenter's shares for which Auto-trol elected to withhold payment.

Court and Counsel Fees

     The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against Auto-trol; except that the court may assess costs against all or some of the dissenters, in the amount the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (a) against Auto-trol and in favor of the dissenters if the court finds that Auto-trol did not substantially comply with its obligations under the dissenter's rights statute, or (b) against either Auto-trol or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Article 113 of the CBCA. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters similarly situated, and that the fees for those services should not be assessed against Auto-trol, the court may award to such counsel reasonable fees to be paid out of the amount awarded to the dissenters who were benefited.

     Any written notice required to be sent to Auto-trol by a Auto-trol shareholder electing to exercise his or her dissenter's rights under Article 113 of the CBCA should be sent to Auto-trol Technology Corporation, 12500 N. Washington Street, Denver, Colorado 80241-2400, Attn: Corporate Secretary.

                           CERTAIN MARKET INFORMATION

Common Stock Market Price Information; Dividend Information

     Auto-trol's common stock is traded on the OTC Bulletin Board under the symbol "ATRC." The following table shows, for the calendar quarters indicated, the per share high and low closing bid prices of the common stock on the OTC Bulletin Board based on published financial sources. Auto-trol has not paid any dividends on its common stock during the past two years.

                   2000                    High Bid            Low Bid
                   ----                    --------            -------
               First Quarter                $1.375              $0.375
               Second Quarter                2.00                0.75
               Third Quarter                 1.01                0.25
               Fourth Quarter                0.34375             0.26

                   2001                    High Bid            Low Bid
                   ----                    --------            -------
               First Quarter                $0.28125            $0.25
               Second Quarter                0.4375              0.14
               Third Quarter                 0.14                0.06
               Fourth Quarter                0.09                0.08

     On December 18, 2001, the last day Auto-trol's stock traded prior to the public announcement of the Merger transaction described in this going private statement, the closing sales price of its common stock on the OTC Bulletin Board was $0.08. The market price for Auto-trol common stock is subject to fluctuation and shareholders are urged to obtain current market quotations.

Common Stock Purchase Information

     With the exception of one transaction, neither Auto-trol nor any of its executive officers or directors, or the Buyers or any of their affiliates, has engaged in any transaction with respect to Auto-trol's common stock within the past 60 days. In December, 2001, Mr. Hillman, on behalf of a trust for which he serves as trustee and is a beneficiary, sold 1,000 shares of common stock at a price of one cent per share ($0.01) in a privately negotiated transaction. This sale has been reported to a Form 4 filing with the Securities and Exchange Commission. For the past two years, none of the foregoing persons has purchased any of Auto-trol's common stock, other than the debt to equity conversions with respect to Venhill loans.



                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Auto-trol's common stock as of December 5, 2001 for: (a) each of its directors and executive officers, (b) all of the directors and executive officers as a group, and (c) each person known by Auto-trol to be a beneficial owner of more than 5% of its common stock. All information with respect to beneficial ownership by our directors, executive officers or beneficial owners has been furnished by the respective director, officer or beneficial owner, as the case may be. Unless indicated otherwise, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned.
                                                           Shares        Percent
                                                        Beneficially       of
Title of Class       Name and Address                      Owned          Class
--------------     ----------------------------------   ---------------  -------
Common Stock         Hillman Trusts(1)                   1,676,357(2)       2.8%

Common Stock         Howard B. Hillman(1)               58,097,564(2)(3)   97.9%

Common Stock         Venhill Limited Partnership(1)     56,658,106(4)      95.4%

(1) The address is c/o Howard B. Hillman, Taconic Group, 158 Main Street, New
Canaan, CT 06840.

(2) The Hillman Trusts are comprised of twelve separate trusts holding in aggregate 1,676,360 shares. These shares are also included in the total for Howard B. Hillman, President, CEO and a director of the Company. Under the terms and conditions of the Trusts, Mr. Hillman has sole voting and investment powers for one Trust which includes 1,000 shares; shared voting and investment powers for ten Trusts which include 768,691 shares; and neither voting nor investment powers for one Trust which includes 906,666 shares. Additionally, Mr. Hillman is the beneficiary and Trustee of one of the Trusts; beneficiary of two of the Trusts; and the Trustee of ten of the Trusts. The other Trustees and beneficiaries of the Hillman Trusts are neither officers nor directors of the Company.

(3) Includes 669,767 shares held directly by Howard B. Hillman; 56,658,106 shares owned by Venhill Limited Partnership of which Mr. Hillman is a general partner; and 1,676,630 shares held by the Hillman Trusts. Excludes an aggregate of 800 shares owned by Mr. Hillman's adult children, as to which shares Mr.
Hillman disclaims beneficial ownership.

(4) Howard B. Hillman is a general partner of Venhill Limited Partnership.

The following table sets forth, as of December 5, 2001 information with respect to beneficial ownership of the Company's Common Stock by each director of the Company, each of whom is a nominee for election as director, by each named executive officer, and by the present directors and officers of the Company as a group:



                                                                 Amount and Nature

                                                                       of
                                                                                      Percent of
   Title of Class                       Name                   Beneficial Ownership     Class
---------------------     --------------------------------     --------------------   ----------
Common Stock              Howard B. Hillman                        58,097,564 (1)       97.9%

                          Major General William R. (Usher,              4,200 (2)         *
                          USAF (Ret.)

                          J. Roderick Heller, III                       6,000 (2)         *

Common Stock              All current directors and                58,107,764 (1)       97.9%
                          officers as a group (6 persons)

*Less than 1 percent.

                                       22



(1) Includes 697,833 shares of Common Stock held by the Hillman Trusts of which Howard B. Hillman is both a Trustee and a beneficiary; 71,861 shares of Common
Stock held of record by the Hillman Trusts of which Mr. Hillman is a Trustee but not a beneficiary and as to which he disclaims beneficial ownership; 669,767 shares of Common Stock owned directly by Mr. Hillman; 56,658,106 shares owned by Venhill Limited Partnership of which Mr. Hillman is a general partner; and excludes an aggregate of 800 shares held by Mr. Hillman's adult children, as to which shares Mr. Hillman disclaims beneficial ownership and 906,666 shares of Common Stock of which Mr. Hillman is a grantor and neither a Trustee nor a beneficiary.

(2) Represents shares underlying options which are exercisable within 60 days.

                            DIRECTORS AND MANAGEMENT

Auto-trol

     Set forth below are the name and business address of each director and executive officer of Auto-trol and his position with Auto-trol. Also set forth below are the material occupations, positions, offices and employment of each such person and the name of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. All directors and officers are citizens of the United States.

Directors:

The following table sets forth certain information regarding each director of the Company who will remain in office until the next annual meeting of the shareholders of the Company:


                                                                               Business Experience for the Past Five
                                        Position with the Company;             Years; Year Became Director and Other
         Name; Age                         Principal Occupation                            Directorships
----------------------------       -------------------------------------      ----------------------------------------
Howard B. Hillman                  President of the Company, Chief            Director of the Company since 1973.
                                   Executive Officer and Chairman of          President and Chief Executive Officer
Age 67                             the Board of Directors                     of the Company  since 1985.  Private
                                                                              investor, Trustee and beneficiary of
                                                                              certain Hillman Family Trusts. Mr.
                                                                              Hillman is also a Director of Colorado
                                                                              Public Broadcasting System (Channel
                                                                              Six, Denver, Colorado).

Major General William R.           Director of the Company                    Director of the Company since 1988.
Usher, USAF (Ret.)                                                            October 1997 to March 1999,
                                                                              self-employed Consultant.   March 1999
Age 68                                                                        to August 2001, Chairman and Chief
                                                                              Executive Officer of Core Software
                                                                              Technology.  September 1994 through
                                                                              September 1997, Director, Business
                                                                              Development, Lockheed Martin
                                                                              Corporation.

J. Roderick Heller, III            Director of the Company                    Director of the Company since 1984.
                                                                              1997 to Present, Chairman and Chief
Age 64                                                                        Executive Officer of Carnton Capital
                                                                              Associates.  1985 to December 1997,
                                                                              Chairman and Chief Executive Officer
                                                                              of NHP Incorporated.  Director, City
                                                                              First Bank, N.A.

                                                          23

Officers:

Set forth below is a description of the present executive officers and officers of the Company except for Mr. Hillman, President, Chief Executive Officer and Chairman of the Board, who is described above. All officers of the Company hold office until their successors are appointed by the Board of Directors. There are no arrangements or understandings between any of the officers listed below, or any other persons, pursuant to which any of the officers have been selected as such.

Allyson S. Kissell - Secretary

Ms. Kissell, age 53, joined the Company in 1984, and has various managerial responsibilities, including management of the Legal Department. Ms. Kissell was appointed Assistant Secretary in 1987, and was appointed Secretary of the Company effective September 16, 1992.

Lisa A. Jayne - Assistant Secretary

Ms. Jayne, age 33, joined the Company in 1990, and has held various positions with the Human Resource Department during her employment with the Company. In July, 1995 Ms. Jayne was promoted to Human Resource Manager, and was appointed Assistant Secretary of the Company effective April 14, 1999.

ATTC and Venhill

     Howard B. Hillman comprises the Board of Directors of ATTC and serves as President, Secretary and Treasurer of ATTC. Mr. Hillman is also the sole general partner of Venhill.


                         FINANCIAL AND OTHER INFORMATION

     See the financial statements for Auto-trol included in its Annual Report on Form 10-KSB for the year ended September 30, 2001, which is enclosed with this going private statement.

     The firm of Gelfond Hochstadt Pangburn, P.C. has served as Auto-trol's independent auditors since 1999. The consolidated financial statements of Auto-trol for each of the years in the two year period ended September 30, 2001 included in Auto-trol's Annual Report on Form 10-KSB for the year ended September 30, 2001 enclosed with this going private statement, have been audited by Gelfond Hochstadt Pangburn, P.C. as stated in their report appearing in such Annual Report. The auditor's report of Gelfond Hochstadt Pangburn, P.C. contains an explanatory paragraph that describes that Hillman Affiliates have provided significant financial support to the Company during 2001 and 2000 and in prior years, that Auto-trol will continue to be economically dependent upon this financial support until it achieves profitable operations, and that certain Hillman Affiliates have committed, in writing, to continue providing such financial support at least through December 31, 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows Auto-trol to "incorporate by reference" information into this going private statement, which means that Auto-trol can disclose important information by referring you to another document filed separately with the SEC. The following documents previously filed by Auto-trol with the SEC are incorporated by reference in this going private statement and are deemed to be a part of this statement:

     (1) Auto-trol's Annual Report on Form 10-KSB for the year ended September 30, 2001.

     Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this going private statement modifies or replaces such statement.

     Auto-trol undertakes to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this going private statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this going private statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in this going private statement). Requests for such copies should be directed to Corporate Secretary, Auto-trol Technology Corporation, 12500 North Washington Street, Denver, Colorado 80241-2400; telephone number (303) 452-4919.


                       SHAREHOLDER MEETINGS AND PROPOSALS

     Auto-trol has decided not to hold its 2002 annual meeting of shareholders, which is generally held in the first quarter, because of the merger proposal described in this going private statement. If the Merger is consummated, there will no longer be any unaffiliated shareholders of Auto-trol and no public participation in any future meetings of shareholders. However, if the Merger is not consummated, Auto-trol's unaffiliated shareholders will continue to be entitled to attend and participate in Auto-trol's shareholders' meetings. In such case, its next annual meeting would be held in January 2003. Pursuant to Rule 14a-8 under the Exchange Act promulgated by the SEC, any shareholder of Auto-trol who wished to present a proposal at the next Annual Meeting of Shareholders of Auto-trol (in the event the Merger is not consummated), and who wished to have such proposal included in Auto-trol's going private statement for that meeting, must have delivered a copy of such proposal to Auto-trol Technology Corporation, 12500 North Washington Street, Denver, Colorado 80241-2400, Attention: Corporate Secretary, so that it was received no later than September 30, 2002. A shareholder proposal submitted outside the Rule 14a-8 process will be considered untimely if not received by Auto-trol within a reasonable time prior to the mailing of proxy material relating to the annual meeting.

                              AVAILABLE INFORMATION

     No person is authorized to give any information or to make any representations, other than as contained in this going private statement, in connection with the Plan of Merger or the Merger, and, if given or made, such information or representations may not be relied upon as having been authorized by Auto-trol, ATTC, or Venhill.. The delivery of this going private statement shall not, under any circumstances, create any implication that there has been no change in the information set forth in this statement or in the affairs of Auto-trol since the date of this statement.

     Auto-trol is currently subject to the information requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3 and the exhibits thereto, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at:

     o Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and

     o    500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov." Auto-trol's common stock is listed on the OTC Bulletin Board (ticker symbol: ATRC), and materials may also be inspected at Nasdaq's offices, 1735 K Street, N.W., Washington, D.C. 20006.

                                   EXHIBIT A

                               ARTICLES OF MERGER
                                       OF
                       ATTC, INC., a Colorado corporation,
                                  WITH AND INTO
            AUTO-TROL TECHNOLOGY CORPORATION, a Colorado corporation

                                    * * * * *
                          Pursuant to Section 7-111-104
                    of the Colorado Business Corporation Act
                                    * * * * *

FIRST: Attached as Exhibit A is the plan of merger pursuant to which ATTC, Inc., a Colorado corporation ("Merge Co."), will be merged with and into Auto-trol Technology Corporation, a Colorado corporation ("Survive Co."). Survive Co. will be the surviving corporation in the merger pursuant to the provisions of Section 7-111-104 of the Colorado Business Corporation Act, as amended (the "Act").

SECOND: With respect to Merge Co., the number of shareholder votes cast for the plan of merger by each voting group entitled to vote separately on the merger was sufficient for approval by that voting group. With respect to Survive Co., shareholder approval of the plan of merger was not required.

THIRD: On ________ __, 2002, Merge Co. mailed a copy of the plan of merger to each shareholder of the subsidiary, other than Merge Co., who did waive such mailing requirement in writing.

FOURTH: The effective date of the merger is _____________, 2002. The effective date complies with Section 7-111-104(5) of the Act.


                                          ATTC, INC.,
                                          a Colorado corporation


                                          By:
                                          --------------------------------------
                                          Name:  Howard B. Hillman
                                          Title:  President

                                    EXHIBIT B

         DISSENTERS' RIGHTS UNDER THE COLORADO BUSINESS CORPORATION ACT

ss. 7-113-101. Definitions

For purposes of this article:

     (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

     (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

ss. 7-113-102. Right to dissent

     (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party if:

               (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

               (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

          (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

          (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

     (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

          (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

          (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

          (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

          (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

          (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

          (c)  Cash in lieu of fractional shares; or

          (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

     (2)  Deleted by Laws 1996, H.B.96-1285,ss.30, eff. June 1, 1996.

     (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

     (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

     (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

ss.7-113-103. Dissent by nominees and beneficial owners

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

ss.7-113-201.  Notice of dissenters' rights

     (1)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7- 113-202(1).

     (2)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

ss.7-113-202. Notice of intent to demand payment

     (1)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:

          (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

          (b)  Not vote the shares in favor of the proposed corporate action.

     (2)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2) a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

     (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

ss. 7-113-203. Dissenters' notice

     (1)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

     (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

          (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

          (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

          (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

          (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

          (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

          (g)  Be accompanied by a copy of this article.

ss.7-113-204. Procedure to demand payment

     (1) A shareholder who is given a dissenters' notice pursuant to section 7-113- 203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

          (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

          (b)  Deposit the shareholder's certificates for certificated shares.

     (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

     (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

     (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

ss. 7-113-205. Uncertificated shares

     (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

     (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

ss. 7-113-206. Payment

     (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

          (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c)  An explanation of how the interest was calculated;

          (d)  A statement of the dissenter's right to demand payment under section 7- 113-209; and

          (e)  A copy of this article.

ss.7-113-207. Failure to take action

     (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

ss.7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action

     (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

     (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

ss.7-113-209. Procedure if dissenter is dissatisfied with payment or offer

     (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

          (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

          (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

          (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

     (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

ss. 7-113-301. Court action

     (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

     (2)  The corporation shall commence the proceeding described in subsection
          (1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

ss.7-113-302. Court costs and counsel fees

     (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

          (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                    EXHIBIT C

                          NOTICE OF DISSENTERS' RIGHTS


     Under Section 7-113-203 of the Colorado Business Corporation Act (the "CBCA") shareholders of the Auto-trol Technology Corporation (the "Company") are entitled to dissent and obtain payment of the fair value of their shares of common stock of the Company in connection with the merger of ATTC, Inc., a Colorado corporation ("ATTC"), with and into the Company (the "Merger"). The proposed effective date for the merger is ________ __, 2002, on which date ATTC plans to file a Certificate of Merger with the Colorado Secretary of State.

     Attached to the Going Private Statement (of which this Notice is a part) as Exhibit B is a copy of Article 7-113 of the CBCA, which describes the rights of shareholders who dissent from the Merger to require the Company to purchase their "dissenting shares" for cash at a price equal to the fair value of the shares. Such right to receive the fair value of the dissenting shares is referred to in this Notice as the "Dissenters' Rights." The procedure that you must follow if you desire to exercise any Dissenters' Rights you may have with respect to the Merger is set forth in full in Exhibit B, which should be reviewed carefully to ensure protection of your Dissenters' Rights. This notice itself does not purport to be a complete statement of the law and is qualified in its entirety by reference to Exhibit B.

     In order to exercise your Dissenters' Rights with respect to the Merger:

     1. You must complete and deliver a formal payment demand in the form attached hereto as Exhibit D ("Notice of Payment Demand") and your original Company stock certificate(s) to the Company at 12500 N. Washington Street, Denver, Colorado 80241-2400. Attn: Allyson Kissell.

     2. The Company must receive the Notice of Payment Demand and stock certificate(s) no later than [a date that is at least thirty days from the authorization date of the Merger].

     3. Holders of uncertificated shares may not transfer such shares, if any, after the date of receipt by the Company of the Notice of Payment Demand.

                                    EXHIBIT D

                            NOTICE OF PAYMENT DEMAND

     I, ____________________________________, hereby provide notice to Auto-Trol
Technology Corporation, a Colorado corporation, that I am exercising my dissenters' rights pursuant to Article 7-113 of the Colorado Business Corporation Act (the "CBCA"). Auto-Trol has provided me with a copy of Article 7-113 of the CBCA, which sets forth the procedures I must follow in order to be entitled to payment for my shares of stock.

     The date of the first announcement to the news media of the terms of the proposed corporate action was _______ ___, 2002. By signing below I hereby certify that I acquired beneficial ship of the shares listed below:

                 before such date      or      after such date

     Enclosed with this Notice are the following stock certificates representing the number of shares indicated:

          Stock Certificate No.(1)        Common Stock       No. of Shares
          ------------------------        ------------       -------------

          ------------------------        ------------       -------------

          ------------------------        ------------       -------------


     (1) The portion of my shares that are in uncertificated form are as follows:

          ---------------------------------------------

          ---------------------------------------------

     Please send payment for the shares of Auto-Trol stock indicated above to the following address:

          Name:
          ---------------------------------------------

          Address:
          ---------------------------------------------

          ---------------------------------------------

     This Notice of Payment Demand and all stock certificates representing the relevant shares of stock must be received by Auto-Trol no later than _________ __, 2002.

     Send this completed form and all stock certificates to Auto-Trol Technology Corporation at 12500 N. Washington Street, Denver, Colorado 80241-2400, Attn:
Allyson Kissell.


 ----------------------------------         ----------------------------------
      Signature of Shareholder                   Signature of Shareholder


 ----------------------------------         ----------------------------------
      Print Name                                 Print Name

                                    EXHIBIT E
                              LETTER OF TRANSMITTAL
     to accompany certificates formerly representing shares of Common Stock,
                                $0.02 par value,
                                       of
                        Auto-trol Technology Corporation
             This Letter of Transmittal should be completed, signed,
             witnessed and submitted, together with the certificates
                      formerly representing your shares of
               Auto-trol Technology Corporation Common Stock, to:

                            [name of exchange agent]

     By hand:               By courier:                 By mail:
            -------------             --------------           -------------

            -------------             --------------           -------------

            -------------             --------------           -------------

                       Telephone Inquiries: (800) ___-____

Ladies and Gentleman:

     In accordance with the terms of the Agreement and Plan of Merger by and between Auto-trol Technology Corporation, a Colorado corporation ("Auto-trol") and ATTC, Inc., a Colorado corporation ("ATTC"), effective as of January __, 2002 (the "Agreement") the undersigned hereby surrenders to [name of exchange agent] any and all securities of Auto-trol that are owned of record by the undersigned in exchange for the merger consideration payable with regard thereto under the Agreement.

--------------------------------------------------------------------------------
                      DESCRIPTION OF CERTIFICATES SUBMITTED

 (If the space provided below is inadequate, the Certificate numbers and number of Shares should be listed on a separate schedule signed and affixed hereto.)

--------------------------------------------------------------------------------
     Name and Address of Registered Holder        Certificate      Number of
                                                    Number          Shares
                                                                 Represented by
                                                                  Certificate
--------------------------------------------------------------------------------

                                               ---------------   ---------------
                                               ---------------   ---------------
                                               --------------    ---------------
                                               --------------    ---------------
                                               --------------    ---------------
                                               --------------    ---------------
                                               --------------    ---------------
                                               --------------    ---------------

                                               Total Shares

                                               --------------    ---------------
--------------------------------------------------------------------------------
NOTE: If the name or address indicated on the label above is not correct, please make any necessary changes therein.
--------------------------------------------------------------------------------

     The undersigned hereby surrenders the Certificates formerly representing the Shares in exchange for cash in the amount of twenty cents ($0.20), in each case, for each Share tendered hereby, in connection with the Merger, as described in the Going Private Statement of Auto-trol and ATTC, dated January __, 2002. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Going Private Statement.

     You are hereby authorized and instructed to prepare in the name of and deliver to the address indicated above (unless otherwise instructed in the following boxes), a cash payment (payable by check) equal to twenty cents ($0.20) per Share. The check for the cash payment shall be made payable in the same name and shall be delivered to the name and address of the registered holder.

     IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE HEREOF) AND ALL OTHER DOCUMENTS AND INSTRUMENTS REQUIRED HEREBY SHOULD BE MAILED OR DELIVERED TO [name of exchange agent] AT ONE OF THE ADDRESSES SET FORTH ABOVE. UNLESS AND UNTIL THE CERTIFICATE(S) EVIDENCING SHARES OF AUTO-TROL TECHNOLOGY COMMON STOCK IS SURRENDERED TO [name of exchange agent], NO DIVIDENDS OR DISTRIBUTIONS OF ANY KIND PAYABLE TO HOLDERS OF RECORD OF SHARES OF ATTC COMMON STOCK SHALL BE PAID TO SUCH HOLDER AND NO INTEREST WILL ACCRUE ON SUCH UNPAID DIVIDENDS OR DISTRIBUTIONS PRIOR TO PAYMENT.

--------------------------------------    --------------------------------------
       SPECIAL REGISTRATION                   SPECIAL DELIVERY INSTRUCTIONS
     AND PAYMENT INSTRUCTIONS

COMPLETE ONLY if the check for the        COMPLETE ONLY if delivery of the check
cash payment is to be made payable, in    for the cash payment, is to be made
a name OTHER than the name(s) of the      OTHER than to the address of the
registered holder(s) appearing under      registered holder(s) appearing under
"DESCRIPTION OF CERTIFICATES              the "DESCRIPTION OF CERTIFICATES
SUBMITTED" on page 1.                     SUBMITTED" on page 1 or, if the box
                                          immediately to the left of this box is
                                          filled in, OTHER than to the address
                                          appearing therein.

Issue (check all that apply)
 stock certificates,
 make check payable, and                  Mail or deliver (check all that apply)
 mail specified items to                   stock certificates and check to:
(See instruction 2 on the reverse
  side):

Name..................................    Name .................................
 ......................................    ......................................
Address ..............................    Address ..............................
 ......................................    ......................................
           (Please Print)                             (Please Print)

 ......................................
            (Signature)

Signature(s) guaranteed by an Eligible
Guarantor Institution:
(See Instruction B.4)

Authorized Signature .................

Name of Firm .........................

--------------------------------------    --------------------------------------

--------------------------------------------------------------------------------
TAXPAYER IDENTIFICATION NUMBER SUBSTITUTE FORM W-9

Please provide your Taxpayer Identification Number (or the     ----------------
Taxpayer Identification Number of the person named in the      |              |
"SPECIAL REGISTRATION AND PAYMENT INSTRUCTIONS" box above)     |              |
in the space at right and certify (or have the person named    |              |
in the "SPECIAL REGISTRATION AND PAYMENT INSTRUCTIONS" box     |              |
above certify) by signing and dating below. For most           |              |
individual taxpayers, the Taxpayer Identification Number is    |              |
such person's Social Security Number.                          ----------------

Under the penalties of perjury, I certify that: (i) the number provided in this box is my correct Taxpayer Identification Number and (ii) I am not subject to backup withholding.

Dated:                                    Sign Here:
---------------------------------         ---------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS INFORMATION WILL RESULT IN BACKUP WITHHOLDING ON PAYMENTS DUE TO YOU. SEE INSTRUCTIONS B.5 AND C ON REVERSE SIDE.

--------------------------------------------------------------------------------

     The undersigned hereby warrants that the undersigned has full power and authority to submit, sell, assign and transfer the Shares evidenced by the Certificates described above, and that the Shares are free and clear of all liens, charges and encumbrances and not subject to any adverse claim. The undersigned will, upon request, execute any additional documents necessary or desirable to complete the transfer of the Shares evidenced by the Certificates.

     All authority herein conferred shall survive the death or incapacity of the undersigned, and all obligations of the undersigned hereunder shall be binding upon the heirs, representatives, successors and assigns of the undersigned.

--------------------------------------------------------------------------------
                                                      SIGN HERE
Dated ...........................
 .................................  ->  .........................................
  City and State where signed
                                       .........................................
                                      Signature(s) of Stockholder(s) or Agent(s)
 .................................  ->  (exactly as reflected on the Certificate)
Telephone number (including area code)
--------------------------------------------------------------------------------

                                  INSTRUCTIONS:

A. DELIVERY OF LETTERS OF TRANSMITTAL AND OLD CERTIFICATES; MAILING OF NEW CERTIFICATES AND CHECKS.

The method of delivery of this Letter of Transmittal and the Certificate(s) to [name of exchange agent] is at your option and risk, but, if sent by mail, registered mail is suggested. A pre-addressed envelope is enclosed for your convenience.

Checks for the cash payment will be mailed by [name of exchange agent] as soon as practicable after receipt of a properly executed Letter of Transmittal together with the Certificate(s).

B.   SIGNATURES; CERTIFICATES IN DIFFERENT NAMES.

     1. The signature (or signatures, in the case of Certificate(s) owned by two or more holders) on this Letter of Transmittal should correspond exactly with the name(s) of the registered holder(s) as written on the face of the Certificate(s) unless such Certificate(s) has been transferred by the registered holder(s), in which event this Letter of Transmittal should be signed in exactly the same form as the name of the last transferee indicated on the transfers attached to or endorsed on the Certificate(s).

     2. The Certificate(s) need not be endorsed or accompanied by any instrument of assignment or transfer other than this Letter of Transmittal, if registered in the name of the person(s) signing this Letter of Transmittal as the check for the cash payment are to be issued to such person(s).

     3. If this Letter of Transmittal is signed or if the endorsement on any Certificate is executed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or in any other representative or fiduciary capacity, the person signing this Letter of Transmittal or executing the endorsement must give such person's full title in such capacity and appropriate evidence of authority to act in such capacity must be forwarded with any Certificate(s).

     4. If the check for the cash payment is to be made payable, in the name of a person other than the person(s) in whose name(s) the Aris Common Stock is registered, the signature of the person(s) signing this Letter of Transmittal must be guaranteed in the "Special Payment Instructions" box by an Eligible Guarantor Institution (as defined by Rule 17Ad-15 under the Securities Exchange Act of 1934 (12 CFR 240.17Ad-15)) in the space provided.

     5. The person in whose name the check for the cash payment are to be issued must supply his Taxpayer Identification Number and provide the certification contained in the "TAXPAYER IDENTIFICATION NUMBER" box on the reverse side of this Letter of Transmittal. Failure to furnish the Taxpayer Identification Number and the certification will result in backup withholding on payments due to the holder. See Instruction 3.

     6. If you have any questions about the surrender of your Certificate(s) or completion of this Letter of Transmittal, please contact _____________________ at (800) ___-_____.

C.   30.5% BACKUP WITHHOLDING.

Under Federal income tax law, a payer must generally withhold 30.5% of the gross proceeds payable to a stockholder if the payee fails to furnish such payer with the correct Taxpayer Identification Number. Certain penalties may also apply. For most individual taxpayers, the Taxpayer Identification Number is such person's Social Security Number. The registered holder (or, if the check for the cash payment is to be made payable, in the name of another person as provided in Instruction 2, then such person) should provide the Taxpayer Identification Number and the certification in the "TAXPAYER IDENTIFICATION NUMBER" box on the reverse side of this Letter of Transmittal. The payee must cross out the subpart
(ii) of the certification if the Internal Revenue Service has notified the payee that he or she is subject to backup withholding due to the under reporting of dividends or interest on the payee's tax returns.

D.   MUTILATED, LOST, STOLEN OR DESTROYED CERTIFICATES.

If a Certificate(s) has been mutilated, lost, stolen or destroyed, you should contact ____________________ at (800) ___-_____ for further instructions as to obtaining a surety bond that may be required before delivery of the certificates evidencing the Auto-trol Technology Corporation Common Stock and the check for the cash payment.